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
                                                                                                       Exhibit (11)
                                                                                                       -----------

                         OWENS CORNING AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS


                                                                  Quarter Ended                     Nine Months Ended
                                                                 September 30,                       September 30,
                                                                 --------------                      -------------
                                                              2000             1999             2000               1999
                                                              ----             ----             ----               ----
                                                                     (In millions of dollars, except share data)

Basic:
-----

Net income (loss)                                       $         14        $      89       ($     363)        $      209
                                                        ============        =========       ==========         ==========
Basic weighted average number of
  common shares outstanding (thousands)                       55,008           54,292           54,759             54,111
Basic per share amount                                  $        .25        $    1.64       ($    6.64)        $     3.87
                                                        ============        =========       ==========         ==========

Diluted:
-------

Net income                                              $         14        $      91       ($     363)        $      215
                                                        ============        =========       ==========         ==========
Weighted average number of common shares
  outstanding (thousands)                                     55,008           54,292           54,759             54,111
Weighted average common equivalent
  shares (thousands):
     Deferred awards                                              26               22                -                 21
     Stock options using the average market
       price during the period                                   431              642                -                768
     Shares from assumed conversion of
       preferred securities                                        -            4,566                -              4,566
                                                        ------------        ---------       ----------         ----------

Diluted weighted average number of common
  shares outstanding and common equivalent
  shares (thousands)                                          55,465           59,522           54,759             59,466
                                                        ============        =========       ==========         ==========

Diluted per share amount                                $        .25        $    1.53       ($    6.64)        $     3.62
                                                        ============        =========       ==========         ==========

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